Exhibit 99.1

             Powerwave Technologies Reports Fourth Quarter Results

     SANTA ANA, Calif.--(BUSINESS WIRE)--Jan. 27, 2005--Powerwave Technologies, Inc. (NASDAQ:PWAV) today reported net sales of $156.4 million for its fourth quarter ended January 2, 2005, compared to fourth quarter fiscal 2003 revenues of $72.2 million. Powerwave also reported a fourth quarter net loss of $41.5 million, which includes a total of $4.8 million of acquisition related restructuring charges and intangible asset amortization as well as a $45.0 million non-cash charge to reflect the recording of a full valuation allowance on Powerwave's US deferred tax assets. The net loss equates to a basic loss per share of 41 cents for its fiscal fourth quarter, compared to a net loss of $1.4 million, or a basic loss per share of 2 cents for the prior year period. Powerwave completed the acquisition of LGP Allgon Holding AB during the second quarter of 2004 and the results reported herein include the results of LGP Allgon Holding AB for the entire fourth quarter of fiscal year 2004. For the fourth quarter of fiscal 2004, excluding the restructuring and acquisition related charges and intangible asset amortization as well as the valuation allowance on the US deferred tax assets, Powerwave would have reported operating income of $10.3 million, net income after taxes of $8.3 million and diluted earnings per share of 7 cents.
     For the entire fiscal year 2004 ending on January 2, 2005, Powerwave reported total net sales of $473.9 million compared with $239.1 million for all of fiscal year 2003. Fiscal year 2004 includes the results of LGP Allgon from May 2004. For all of fiscal year 2004, Powerwave reported a total net loss of $72.1 million, or a basic loss per share of 80 cents, compared to a net loss of $32.9 million or a basic loss per share of 51 cents for fiscal 2003. The results for fiscal year 2004 include $38.9 million of acquisition and restructuring related charges and intangible asset amortization, as well as a non-cash charge of $45.0 million related to the establishment of a full valuation allowance against our US deferred tax assets. The results for the fiscal year 2003 include $16.4 million of restructuring expenses, impairment charges and intangible asset amortization.
     "We are pleased to report solid sequential quarterly revenue growth of 13% for our fourth quarter financial results," stated Bruce C. Edwards, Chief Executive Officer of Powerwave Technologies. "We believe that our portfolio of infrastructure products and services for the wireless communications industry is enabling us to enhance our leadership position in both the OEM and direct to operator channels. As we begin fiscal year 2005, we remain extremely positive with regards to our longer term outlook for increasing demand within the wireless communications infrastructure industry."
     For the fourth quarter of 2004, total Americas revenues were $35.5 million or approximately 23% of revenues, as compared to $44.0 million or approximately 61% of revenues for the fourth quarter of 2003. Total sales to customers based in Asia accounted for approximately 13% of revenues or $20.6 million for the fourth quarter of 2004, compared to 8% of revenues or $5.9 million for the fourth quarter of 2003. Total Europe, Africa and Middle East revenues for the fourth quarter of 2004 were $100.4 million or approximately 64% of revenues, as compared to $22.4 million or approximately 31% of revenues for the fourth quarter of 2003.
     For the fourth quarter of 2004, sales of antenna systems totaled $41.4 million or 26% of total revenues, base station subsystems sales totaled $79.3 million or 51% of revenues, coverage solutions sales totaled $23.9 million or 15% of revenues, and contract manufacturing accounted for $11.8 million or 8% of total revenues for the fourth quarter.
     For the fourth quarter of 2004, Powerwave's largest customers included Nortel Networks Corporation, which accounted for approximately 17% of revenues and Nokia Corporation, which accounted for over 10% of revenues. In terms of customer profile for the fourth quarter of 2004, our total OEM sales accounted for approximately 44% of total revenues, total direct and operator sales accounted for approximately 48% of revenues, and contract manufacturing accounted for 8% of revenues for the quarter.

     Balance Sheet

     At January 2, 2005, Powerwave had total cash and cash equivalents of $289.5 million, which includes restricted cash of $6.2 million. Total net inventories were $65.8 million and net accounts receivable were $133.1 million. During the fourth quarter of fiscal 2004, Powerwave completed an offering of $200 million of 1.875% convertible subordinated notes due 2024 and simultaneously repurchased $40 million (5.1 million shares) of its common stock. This offering resulted in net cash proceeds to Powerwave of approximately $154.0 million.

     Non-GAAP Financial Information

     This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Powerwave's management believes that the presentation of this non-GAAP financial information is useful to our investors and the investment community since it excludes certain non-cash charges and expenses arising from the acquisition of LGP Allgon, including restructuring charges and the amortization of certain intangible assets resulting from the purchase accounting valuation of LGP Allgon. In addition, this presentation of non-GAAP financial information excludes the non-cash valuation allowance on the company's domestic US deferred tax assets. Management of Powerwave believes that these items should be excluded when comparing our current operating results with those of prior periods as the restructuring charge will not impact future operating results, the amortization of intangible assets is a non-cash expense and the valuation allowance on the company's domestic US deferred tax assets is also a non-cash charge.

     Company Background

     Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS and 3G networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. For more information on Powerwave's advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.
     Attached to this news release are preliminary unaudited consolidated financial statements for the fourth quarter ended January 2, 2005.

     Conference Call

     Powerwave is providing a simultaneous Webcast and live dial-in number of its fourth quarter fiscal 2004 financial results conference call on Thursday, January 27, 2005, at 2:00 PM Pacific time. To access this audio Webcast, select the Investor Relations page at www.powerwave.com and select the Powerwave Technologies Q4 earnings conference call. The call will last for approximately 1 hour. To listen to the live call, please call (617) 786-2905 and enter reservation number 16086807. A replay of the Webcast will be available beginning approximately 2 hours after completion of the initial Webcast. Additionally, an audio playback of the conference call will be available at approximately 5:00 PM Pacific time on January 27, 2005 through February 9, 2005 by calling (617) 801-6888 and entering reservation number 22405852.

     Forward-Looking Statements

     The foregoing statement regarding the outlook for increasing demand in the wireless communications infrastructure industry is a "forward looking statement." This statement is subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks and 3G networks; we require continued success in the design of new wireless infrastructure products and such products must be manufacturable and of good quality and reliability; our dependence on single source suppliers for certain key components used in our products exposes us to potential material shortages; our business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave's operating and financial results are described in the Company's Form 10-K for the fiscal year ended December 28, 2003 and Form 10-Q for the quarter ended October 3, 2004, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


                     POWERWAVE TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                           Three Months Ended        Year Ended
                              (unaudited)     (unaudited) (audited)(1)

                           Jan. 2,   Dec. 28,     Jan. 2,     Dec. 28,
                              2005     2003        2005         2003

Net sales                  $156,418  $72,248    $473,914     $239,069
Cost of sales:
   Cost of goods            116,451   59,105     362,872      214,091
   Intangible asset
    amortization              1,844        -       4,615          708
   Restructuring and
    impairment                    -        -         506        8,055
Total cost of sales         118,295   59,105     367,993      222,854

Gross profit                 38,123   13,143     105,921       16,215

Operating expenses:
   Sales and marketing        8,789    2,956      28,461       11,557
   Research and
    development              13,320    9,343      47,188       38,928
   General and
    administrative            7,608    3,522      24,291       13,946
   Intangible asset
    amortization              2,921        -       7,355            -
   In-process research and
    development                   -        -      23,450            -
   Restructuring and
    impairment                    -        -       2,103        7,608
Total operating expenses     32,638   15,821     132,848       72,039

Operating income (loss)       5,485   (2,678)    (26,927)     (55,824)

Other income (expense)           94      421         118        2,394

Income (loss) before
 income taxes                 5,579   (2,257)    (26,809)     (53,430)
Provision (benefit) for
 income taxes                47,076     (869)     45,313      (20,571)

Net income (loss)          $(41,497) $(1,388)   $(72,122)    $(32,859)

Earnings (loss) per share
                 (basic):     ($.41)   ($.02)      ($.80)       ($.51)
               (diluted):     ($.41)   ($.02)      ($.80)       ($.51)


Weighted average common
 shares used in computing
 per share amounts
                (basic):    101,448   63,174      90,212       64,667
              (diluted):    101,448   63,174      90,212       64,667

(1) December 28, 2003 information was derived from audited financial statements.


                     POWERWAVE TECHNOLOGIES, INC.
                        PERCENTAGE OF NET SALES

                         Three Months Ended          Year Ended
                            (unaudited)       (unaudited) (audited)(1)

                           Jan. 2,    Dec. 28,    Jan. 2,     Dec. 28,
                            2005       2003        2005        2003
Statement of
 Operations Data:
Net sales                   100.0%     100.0%      100.0%       100.0%
Cost of sales:
   Cost of goods             74.4       81.8        76.5         89.6
   Intangible asset
    amortization              1.2          -         1.0          0.3
   Restructuring and
    impairment                  -          -         0.1          3.3
Total cost of sales          75.6       81.8        77.6         93.2

Gross profit                 24.4       18.2        22.4          6.8

Operating expenses:
   Sales and marketing        5.6        4.1         6.0          4.8
   Research and
    development               8.5       12.9        10.0         16.3
   General and
    administrative            4.9        4.9         5.1          5.8
   Intangible asset
    amortization              1.9          -         1.6            -
   In-process research
    and development             -          -         4.9            -
   Restructuring and
    impairment                  -          -         0.4          3.2
Total operating
 expenses                    20.9       21.9        28.0         30.1

Operating income
 (loss)                       3.5       (3.7)       (5.6)       (23.3)
Other income (expense)        0.1        0.6           -          1.0

Income (loss) before
 income taxes                 3.6       (3.1)       (5.6)       (22.3)
Provision (benefit)
 for income taxes            30.1       (1.2)        9.6         (8.6)

Net income (loss)          (26.5)%     (1.9)%     (15.2)%      (13.7)%

(1) December 28, 2003 information was derived from audited financial statements.


                     POWERWAVE TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                  RECONCILIATION OF PRO FORMA RESULTS
               (in thousands, except per share amounts)

                                      Three Months Ended
                                          (unaudited)
                                                           Pro Forma
                            Jan. 2, 2005   Adjustments    Jan. 2, 2005

Net sales                      $156,418                      $156,418
Cost of sales:
   Cost of goods                116,451                       116,451
   Intangible asset
    amortization                  1,844         (1,844)(1)          -
   Restructuring and
    impairment                        -                             -
Total cost of sales             118,295         (1,844)(1)    116,451
Gross profit                     38,123          1,844         39,967
Operating expenses:
   Sales and marketing            8,789                         8,789
   Research and
    development                  13,320                        13,320
   General and
    administrative                7,608                         7,608
   Intangible asset
    amortization                  2,921         (2,921)(2)          -
   In-process R&D                     -                             -
   Restructuring and
    impairment                        -                             -

Total operating expenses         32,638         (2,921)        29,717
Operating income (loss)           5,485          4,765         10,250

Other income (expense)               94                            94
Income (loss) before
 income taxes                     5,579          4,765         10,344
Provision (benefit) for
 income taxes                    47,076        (45,008)(5)      2,068

Net income (loss)              $(41,497)        49,773         $8,276

Earnings (loss) per share
              (basic):            ($.41)                         $.08
            (diluted):            ($.41)                         $.07
Weighted average common
 shares used in computing
 per share amounts
              (basic):          101,448                       101,448
            (diluted):          101,448                       125,770

                                          Year Ended
                                          (unaudited)
                                                          Pro Forma
                          Jan. 2, 2005      Adjustments  Jan. 2, 2005

Net sales                      $473,914                      $473,914
Cost of sales:
   Cost of goods                362,872           (877)(1)    361,995
   Intangible asset
    amortization                  4,615         (4,615)(1)          -
   Restructuring and
    impairment                      506           (506)(1)          -
Total cost of sales             367,993         (5,998)(1)    361,995
Gross profit                    105,921          5,998        111,919
Operating expenses:
   Sales and marketing           28,461                        28,461
   Research and
    development                  47,188                        47,188
   General and
    administrative               24,291                        24,291
   Intangible asset
    amortization                  7,355         (7,355)(2)          -
   In-process R&D                23,450        (23,450)(3)          -
   Restructuring and
    impairment                    2,103         (2,103)(4)          -

Total operating expenses        132,848        (32,908)        99,940
Operating income (loss)         (26,927)        38,906         11,979

Other income (expense)              118                           118
Income (loss) before
 income taxes                   (26,809)        38,906         12,097
Provision (benefit) for
 income taxes                    45,313        (42,894)(5)      2,419

Net income (loss)              $(72,122)        81,800         $9,678

Earnings (loss) per share
  (basic):                        ($.80)                         $.11
(diluted):                        ($.80)                         $.11
Weighted average common
 shares used in computing
 per share amounts
            (basic):             90,212                        90,212
          (diluted):             90,212                       106,182

(1) This represents costs related to the write up of acquired LGP Allgon finished goods inventory to fair value, restructuring charges and amortization of acquired technology.
(2) This represents the amortization of other identified intangible assets.
(3) This represents the charge for acquired in-process research and development.
(4) This represents restructuring charges included in operating expenses.
(5) This represents the change in the provision for income taxes related to the preceding pro forma adjustments to arrive at an assumed effective tax rate of 20%.


                     POWERWAVE TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                     January 2, 2005 December 28, 2003
ASSETS:                                  (unaudited)(1)   (audited)(2)

Cash and cash equivalents                  $282,651          $259,928
Restricted cash                               6,815               600
Accounts receivable, net                    133,140            56,278
Inventories, net                             65,819            15,187
Property, plant and equipment, net          146,430            67,975
Other assets                                383,956            66,289
Total Assets                             $1,018,811          $466,257


LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable                            $79,541           $48,942
Short-term debt                                  31                 -
Long-term debt                              330,000           130,000
Accrued expenses and other
 liabilities                                 93,292            16,278
Total shareholders' equity                  515,947           271,037
Total Liabilities and Shareholders'
 Equity                                  $1,018,811          $466,257

(1) January 2, 2005 balances are subject to reclassification adjustments.
(2) December 28, 2003 balances were derived from audited financial statements.


     CONTACT: Powerwave Technologies, Inc.
              Kevin Michaels, 714-466-1608